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                                                                     EXHIBIT 2.2

                       ARTICLES OF SHARE EXCHANGE BETWEEN

                     AMERICAN RETIREMENT COMMUNITIES, L.P.,
                         A TENNESSEE LIMITED PARTNERSHIP

                                       AND

                        AMERICAN RETIREMENT CORPORATION,
                             A TENNESSEE CORPORATION


     Pursuant to the provisions of Section 48-21-107 of the Tennessee Business Corporation Act, the undersigned domestic corporation and domestic limited partnership adopt the following Articles of Share Exchange for the purpose of exchanging shares of the Common Stock of American Retirement Corporation ("ARC") for limited partnership interests in American Retirement Communities, L.P (the "Partnership"):

     1. The Plan and Agreement of Share Exchange is attached hereto as Exhibit
A.

     2. The Plan and Agreement of Share Exchange and the performance of the terms thereof were duly approved by the Board of Directors of ARC and duly adopted by the affirmative vote of a majority of the shares of ARC Common Stock entitled to vote at a Special Meeting of Shareholders held on March 24, 1995.

     3. The Plan and Agreement of Share Exchange and the performance of the terms thereof, were duly authorized by all action of the Partnership required by Tennessee law, by its Certificate of Limited Partnership and by its Limited Partnership Agreement.

     4. The Share Exchange is to be effective on the filing of these Articles of Share Exchange.

Date:  March 31, 1995


                                   AMERICAN RETIREMENT CORPORATION


                                   By:   /s/ H. Todd Kaestner
                                         -------------------------------------
                                   Title:     EVP
                                         -------------------------------------


                                   AMERICAN RETIREMENT COMMUNITIES, L.P.

                                   By:    American Retirement Communities, LLC,
                                           its General Partner

                                          By:   /s/ H. Todd Kaestner
                                               --------------------------------
                                          Title:     EVP
                                               --------------------------------







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                      PLAN AND AGREEMENT OF SHARE EXCHANGE


     THIS PLAN AND AGREEMENT OF SHARE EXCHANGE (the "Plan") is made and entered into as of March ___, 1995, by and between American Retirement Communities, L.P., a Tennessee limited partnership (the "Partnership"), and American Retirement Corporation, a Tennessee corporation ("ARC").

     WHEREAS, the Partnership has authorized the issuance of limited partnership interests ("Interests") in the Partnership pursuant to a "share exchange" as defined in Section 48-21-103 of the Tennessee Business Corporation Act (the "Act") whereby outstanding shares of ARC common stock, $1.00 par value per share (the "ARC Common Stock"), will be exchanged for Interests or cash and ARC will become a wholly-owned subsidiary of the Partnership (the "ARC Share Exchange");

     WHEREAS, the authorized capital stock of ARC consists of 5,000,000 shares of ARC Common Stock, of which 2,109,736 shares are issued and outstanding (the "Shares");

     WHEREAS, the Board of Directors of ARC deems it in the best interests of ARC to effect the ARC Share Exchange and, by action duly taken, has approved this Plan and directed that it be submitted to the shareholders of ARC for their approval at a Special Meeting of Shareholders to be held on March 24, 1995 (the "Special Meeting"); and

     WHEREAS, the General Partner and the Limited Partners' Committee of the Partnership deems it in the best interests of the Partnership to effect the ARC Share Exchange and have approved this Plan in accordance with the terms of the Limited Partnership Agreement of the Partnership (the "Partnership Agreement") and Tennessee law.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for the purposes of stating the method, terms and conditions of the ARC Share Exchange provided for herein, the mode of putting the same into effect, the manner and basis of exchanging the Shares as herein provided, and such other provisions relating to the ARC Share Exchange as the parties deem necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:


                             PLAN OF SHARE EXCHANGE

I.   Parties; Effect of ARC Share Exchange

     The parties to the ARC Share Exchange are ARC and the Partnership. Pursuant to the provisions of Section 48-21-103 of the Act and other applicable provisions of Tennessee law, the Shares shall be exchanged for Interests in the Partnership or cash as set forth in Section II below. Following the ARC Share Exchange, ARC will become a wholly-owned subsidiary of the Partnership. Except as herein specifically set forth to the contrary, the name, identity, existence, certificate of authority, purposes, powers, objects, franchises, privileges, rights and immunities of ARC shall continue unaffected and unimpaired by the ARC Share Exchange.


II.  Terms, Manner and Basis of Exchanging Shares of ARC Common Stock

     The manner and basis of exchanging the Shares shall be as follows:

     A. ARC shareholders who hold 3,000 or more Shares will receive Interests in the Partnership with an initial Contribution Account (as defined in the Partnership Agreement) in the amount of $9.72 per share of ARC Common Stock (the "ARC Share Exchange Rate").



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     B. ARC shareholders who hold less than 3,000 Shares will not be eligible to exchange ARC Common Stock for Interests, but instead will receive a cash amount equal to $9.72 per share of ARC Common Stock in exchange for their Shares (the "ARC Cash Exchange Rate").

III. Conditions of the ARC Share Exchange

     The consummation of the ARC Share Exchange is subject to the following conditions:

     A. The approval by the holders of at least a majority (50.1%) of the issued and outstanding Shares entitled to vote on this Plan.

     B. The holders of no more than 8% of the outstanding Shares indicate their intent to exercise dissenters' rights with respect to the ARC Share Exchange and demand payment to receive fair value for their Shares pursuant to Section 48-23-101 et seq of the Act.

     C. The Holders of at least the Requisite Percentage of partnership interests in the Affiliated Partnerships and at least 66-2/3% of the outstanding principal amount of the LEAAF Notes and 66-2/3% of the Profit Participation shall have tendered these interests to the Partnership on or before March 28, 1995 and such tenders shall not have been revoked on or before March 28, 1995. The term "Requisite Percentage" means that percentage of the partnership interests in each Affiliated Partnership which, when added to the partnership interests held by ARC or its subsidiaries, equals 66-2/3 of the partnership in such Affiliated Partnership. The term "Affiliated Partnerships" means Trinity Towers Limited Partnership and Frist-Maddox Investors. The term "LEAAF Notes" means those certain non-negotiable subordinated promissory notes due December 31, 2001 in the aggregate principal amount of $10,000,000, issued by Fort Austin Limited Partnership. The term "Profit Participation" means the rights under that certain Profits Participation Agreement (After Termination of GECC Agreement), dated May 31, 1993, between Fort Austin Limited Partnership and Thomas F.
Frist, Sr.

     D. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Plan or to obtain an amount of damages or other material relief in connection with the consummation of this Plan, and no governmental agency shall have given notice to the effect that consummation of the transactions contemplated by this Plan would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of this Plan.

     The General Partner of the Partnership, and the Board of Directors of ARC may, in their sole discretion, waive any of the foregoing conditions other than
(A) above; however, neither the Partnership nor ARC shall be under any obligation to effect the ARC Share Exchange unless all of the conditions set forth above have been satisfied.


IV.  Effective Time of the ARC Share Exchange

     Subject to the terms hereof and upon satisfaction of all requirements of law and the conditions specified in this Plan, the ARC Share Exchange shall become effective upon the filing of the Articles of Share Exchange with the Secretary of State of Tennessee (the "Effective Time.")


V.   Exchange of Shares

     After the Effective Time, each holder of a certificate or certificates theretofore representing Shares shall be required to surrender such certificates to the Partnership, together with a properly completed and signed letter of transmittal, and receive in exchange therefor Interests in the Partnership or cash based on the ARC Cash Exchange Rate, as the case may be, as provided in
Section II of this Plan. Certificates so surrendered will be canceled.



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     Unless and until surrendered as provided herein, or unless otherwise required by law, after the Effective Time, each certificate theretofore representing Shares shall be entitled only to the right to receive Interests in the Partnership with an initial Contribution Account in the amount of $9.72 per share of ARC Common Stock, or the right to receive cash based on the ARC Cash Exchange Rate, as the case may be, as provided in Section II of this Plan.

     IN WITNESS WHEREOF, the parties have caused this Plan and Agreement of Share Exchange to be executed by their duly authorized representatives, all as of the day and year first above written.

                                     AMERICAN RETIREMENT COMMUNITIES, L.P.

                                     By:  American Retirement Communities, LLC,
                                           its General Partner


                                     By:  /s/ H. Todd Kaestner
                                          -------------------------------------
                                          Title:     EVP


                                     AMERICAN RETIREMENT CORPORATION


                                     By:   /s/ H. Todd Kaestner
                                           ------------------------------------
                                           Title:     EVP






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